                                                                      EXHIBIT 21


                         FABRI-CENTERS OF AMERICA, INC.
                              LIST OF SUBSIDIARIES



                                                State of                      Percent owned
 Name                                         Incorporation                   by Registrant
- -----------------------------            -----------------------          ---------------------
 FCA Financial, Inc.                              Ohio                            100%

 Fabri-Center's of South
 Dakota, Inc.                                     Ohio                            100%

 Fabri-Center's of
 California, Inc.                                 Ohio                            100%

 FCA of Ohio, Inc.                                Ohio                            100%





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